Exhibit 99.1

Quarterly Report December 2020 Doc 2 Exhibit 99.1 Highlights OPERATIONS ➢ROM production for the December quarter was 6.8 Mt, up 3.3% on the September quarter. ➢Saleable production for the December quarter was 4.5 Mt, down 3.2% on the September quarter. Australian operations (Curragh) were down 0.6 Mt following the record September quarter production results. The US operations were up 0.5 Mt as production rates continued to increase in support of increased demand from China and domestic met coal markets. ➢Total saleable production for FY20 was 17.0 Mt at the top end of revised market guidance (16.5 Mt – 17.0 Mt), but down 15.8% on FY19 primarily due to the temporary idling of the US Operations in the June quarter due to COVID-19. ➢COVID-19 preventative measures and hygiene protocols ensured minimal lost production from operations in the quarter. COAL SALES ➢December quarter sales of 4.9 Mt were up 1.0% compared to the previous quarter. ➢Total sales volume for FY20 of 18.2 Mt were 1.7 Mt below FY19 volumes of 19.9 Mt. ➢Metallurgical coal represented 81.0% of total group sales for the December quarter and 79.9% for FY20, a quality mix improvement over FY19. ➢Group realised metallurgical coal price of $83.8 per tonne for the December quarter (mix of FOR and FOB pricing), down 2.6% compared to the prior quarter, as a result of lower benchmark prices. FINANCIAL AND CORPORATE ➢December quarter revenue was $372 million, down 1.1% on the previous quarter, driven by lower average realised metallurgical coal prices. ➢FY20 mining cost per tonne sold of $55.6 per tonne at the low end of market guidance ($55/t - $57/t). ➢Net debt of $282 million as at 31 December 2020, $9 million higher compared to 30 September 2020. ➢FY20 capital expenditure of $123.9 million, down 32% on FY19 ($183 million) and in line with the targeted 40% reduction of planned expenditure in FY20. ➢On 6 January 2021 the Company successfully completed the sale and leaseback of selected Heavy Mining Equipment (HME) assets from the Curragh mine which generated $23.3 million (A$30.2 million) Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 F +61 7 3229 7402 E investors@coronadoglobal.com.au www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of every day steel-based products that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest metallurgical coal producers globally by export volume. The management team has over 100 years of combined experience in all aspects of the coal value chain and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. 1

Message from the CEO Gerry Spindler, Chief Executive Officer 2020 was both rewarding and challenging year for Coronado and I would like to thank our employees at all levels of the organization for their effort and diligence during a difficult year. The COVID-19 economic downturn caused significant disruption to Coronado’s operations, markets and financial position. However, our strong production and sales in the second half reflects the determination within our organisation to overcome and meet the needs of our customers. Safety January 12, 2021 marked the 12-month anniversary of the passing of Donald Rabbitt who was fatally injured at Curragh. We again express our deepest sympathies to Donald’s family and co-workers at this time. The anniversary of Donald’s passing was marked at all of Coronado’s facilities in Australia and the U.S. with production ceasing for a period at the Curragh mine to allow for reflection and safety discussions with our teams. Safety continues to be our primary focus. A number of safety initiatives were implemented in Australia and the U.S. to focus on reducing injuries. Pleasingly, the TRIFR for Australian Operations for the December quarter reduced to 9.40, while the TRIR for US Operations reduced to 1.34. 2020 Operating Performance Coronado ended 2020 with total production of 17.0 Mt representing the upper end of the revised guidance range. Operations performed strongly over the final two quarters with the ramp up to full production of the US Operations. The mining cost per tonne sold for the Group was $55.6 per tonne achieving the lower end of the guidance range of $55 per tonne to $57 per tonne. The strong mining cost per tonne performance was driven by improved operational performance in the second half of 2020. To help mitigate the economic impact of COVID-19, capital expenditure was significantly reduced to $123.9 million in 2020. This was consistent with Coronado’s objective of achieving a 40% reduction over the planned capital expenditure range of $190 million to $210 million. Balance Sheet and Liquidity Subsequent to the end of the quarter, in January 2021 we concluded the sale and leaseback of selected Heavy Mobile Equipment (HME) assets owned by Coronado which generated cash proceeds of $23.3 million (A$30.2 million). A competitive tender process was undertaken with a financial institution being selected to provide asset financing arrangements. This transaction ensures Coronado maintains operational flexibility of the equipment at a competitive financing rate. As outlined in our second waiver agreement with the SFA lenders executed in August 2020, 40% of the proceeds received from the transaction will be allocated against the $25 million amortization of the facility limit which will take effect on 15 February 2021. Coronado is currently reviewing other potential asset sales to improve our liquidity position. At the end of December Coronado’s net debt position was $282 million underpinning available liquidity of $268 million1. 2020 Full Year Results Presentation will be released on February 23, 2021. Market Outlook By the end of December 2020, the benchmark index (Platts PLV HCC FOB Australia) closed the year at $102 per tonne. This represents a decline of 27.0% during the December 2020 quarter. In comparison the CFR China Prime Hard Coking Coal Index concluded 2020 was $202 per tonne, which represented an increase of 36.0% during the December 2020 quarter. The divergence between the FOB Australia and CFR China benchmark coking coal price was driven by import restrictions on Australian metallurgical coal. Although our Australian operations do not regularly supply customers in China, we are nevertheless impacted by the fall in the benchmark index pricing. Steel demand in China continues to remain buoyant underpinned by construction demand. Given the strong steel demand, the domestic price in China has risen to above $200 per tonne. To supplement Australian imports, Chinese steel mills continue to source metallurgical coal in alternative markets such as North America and Russia. Our Australian Operations continue to experience strong volume demand from the customer base as industrial production in Japan, South Korea, and India continues to recover post the COVID-19 pandemic. Demand from these countries is expected to continue into 2021. The US Operations, in particular Buchanan, has been the main beneficiary of the recent increase in pricing from Chinese steel mills. We continue to see a strong forward order profile in 2021. 1 Subject to the modified liquidity buffer of $50 million during the extended waiver period (i.e. before 30 September 2021) under the second waiver agreement. 2

Production and Sales Quarterly Production and Sales Performance Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. December quarter Group ROM coal production was 6.8 Mt, 3.3% higher compared to the September quarter. ROM production from the Australian operations (Curragh) was 3.7 Mt, 14.0% lower compared to the previous quarter while ROM production from the US Operations was 3.1 Mt, 36.1% higher compared to the previous quarter. Saleable production for the Group of 4.5 Mt for the December quarter was down 3.2% compared to the September quarter. Saleable production from the Australia operations was 3.0 Mt, down 16.5% compared to the record saleable production levels in the September quarter. US operations’ saleable production of 1.5 Mt for the December quarter was 0.5 Mt or 42.0% higher than the previous quarter in response to improved market conditions. Sales volumes for the Group of 4.9 Mt for the December quarter were up 1.0% over the September quarter. Sales volumes from Australian operations were 3.2 Mt, 12.6% lower than the prior quarter due to high rainfall and mine sequencing. Improved metallurgical seaborne demand in the December quarter resulted in higher sales volumes from the US operations of 1.8 Mt, a 40.4% increase compared to the previous quarter. North American and Atlantic basin steel producers experienced improved market demand for their steel products, however, still significantly below historical levels. The realised metallurgical coal price for Australia (Curragh) was $85.5 per tonne (FOB) for the December quarter, a decrease of 1.6% compared to the previous quarter. The realised metallurgical coal price for the US operations of $81.3 per tonne (FOR) was 3.2% lower than the September quarter due to an unfavourable sales mix of domestic fixed priced coal versus lower spot price export coal on the seaborne market. Coronado’s proportion of metallurgical coal sales volume in the December quarter was 81.0% of the total sales mix. Export sales as a percentage of total sales for the December quarter was 77.0%, up 2.0% over the previous quarter. 3

Q4 FY20 Sales Mix
19%
81%
Metallurgical Coal
Thermal Coal


Q4 FY20 Export Mix
23%
77%
Export sales
Domestic Sales

Financial and Corporate

December quarter revenue was $372 million (unaudited), down 1.1% compared to the September quarter. FY20 revenue was $1,462 million (unaudited), down 34.0% on FY19.

FY20 mining cost per tonne sold for the Group was $55.6 per tonne (unaudited) at the low end of market guidance ($55/t - $57/t).

FY20 capital expenditure was $123.9 million, down 32.4% on FY19 and in line with the targeted 40% reduction to planned FY20 capital expenditure.

At 31 December 2020 the Company's net debt position was $282 million (consisting of $46 million in cash and $328 million in drawn debt), up from $273 million at 30 September 2020.

On 6 January 2021 the Company successfully raised proceeds of $23.3 million (A$30.2 million) post completion of sale and leaseback for the Heavy Mining Equipment (HME) at the Curragh mine. Funds were applied against debt and under the terms of the second waiver agreement with SFA lenders agreed in August 2020, the available facility has reduced from $550 million to $540.6 million[2].

Coronado will release its audited FY20 results to the market on February 23, 2021.

[2] Subject to the modified liquidity buffer of $50 million during the extended waiver period (i.e. before 30 September 2021) under the second waiver agreement.

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Operational Overview and Outlook Safety In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 31 December was 9.40, compared to 9.88 at the end of September. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 31 December was 1.34, compared to 1.64 at the end of September. Reportable rates in the US are below the relevant industry benchmarks, and in Australia rates are slightly above relevant industry benchmarks. In Australia and the U.S. a number of safety initiatives were implemented to reduce injuries which include higher level investigation of recordable injuries, increased inspections and audits to ensure compliance with safety and health standards by both employees and contractors, and improved management of injured workers. Coronado’s COVID-19 Steering Team continues to monitor the effect of the pandemic across our operations in Australia and the U.S. and have implemented proactive preventative measures to ensure the safety and well-being of employees and contractors. The U.S. operates in areas where COVID-19 rates have spiked due to high levels of community spread in the surrounding communities. The COVID-19 Steering Team has now begun to focus on vaccine implementation processes. West Virginia and Virginia coal mining employees have been deemed critical infrastructure workers in the U.S. and will be given priority status for vaccination. Coronado is working with the appropriate state and local agencies to provide the required employee data to aid in the distribution process once miners are able to obtain the vaccine. Some mine rescue and Emergency Medical Technician (EMT) employees have already received their first dose of the vaccine, and we anticipate all interested employees will have an opportunity to obtain the vaccine by the end of January. Limited supplies of the vaccine may delay implementation, and plans will be adjusted as necessary based on supply. In the U.S., the Logan Divisions’ Eagle #1, Powellton #1, and Lower War Eagle Underground Mine have all achieved 1 year without a Lost Time incident. Eagle #1 has been 519 days lost time incident free since start-up in May 2019. Lower War Eagle has worked 421 days lost time incident free. Australia (Curragh) ROM production for the December quarter was 3.7 Mt, a decrease of 14.0%. Saleable production was 3.0 Mt, a 16.5% decrease from the previous quarter which was a record production quarter for the mine. H2 saleable production of 6.5Mt was 20% higher than H1. ROM production was impacted in the December quarter by lower than planned overburden movement due to high rainfall and mine sequencing. With low ROM stocks, saleable production was negatively impacted by mining delays. The low-cost CHPP capital projects completed continue to deliver improved primary product yield. Sales volumes of 3.2 Mt were 12.6% lower than the prior quarter. H2 sales volumes of 6.8Mt were 22% higher than H1. The realised average metallurgical coal price for Australia was $85.5 per tonne (FOB) for the December quarter which was 1.6% lower than the previous quarter. This compares to a 5.7% decrease in benchmark pricing quarter on quarter. United States (Buchanan, Logan and Greenbrier) During the December quarter, US operations continued to ramp up production in line with the recovery in steel and metallurgical coal markets as economies come to terms with the impact of the pandemic. Buchanan returned to full production as market conditions continued to improve in seaborne markets, particularly in Asia. Logan also increased production in line with market demand in North America, but still short of full capacity. Greenbrier remained idled during the quarter as market prices for high quality mid-vol coal did not support a return to production. ROM production for the December quarter was 3.1 Mt (36.1% higher), Saleable production was 1.5 Mt (42.0% higher), and Sales volumes was 1.8 Mt (40.4% higher) compared to the September quarter. The increase in production and sales is primarily from the Buchanan mine in response to increased Asian seaborne demand. North American and Atlantic basin steel producers have also been slowly increasing production in line with improving steel demand as the economy begins to recover. US segment stockpiles have returned to normal inventory levels. Coronado’s Logan operations continue to scale up production to meet improving demand and the segment is well positioned to further increase production quickly as the market continues to recover to pre-COVID-19 demand levels. 5

Coal Market Outlook

Global steel producers continue to ramp up steel production underpinned by the automotive and construction sectors. Blast furnace restarts accelerated in September with numerous steel mills returning to operation in Japan, South Korea, Europe and Brazil. Demand for steel in India has risen to near pre-lockdown levels.

Steel demand in China has been supported primarily by large infrastructure investment, with signs of improvement in discretionary steel demand (e.g. automotive) and property. Steel demand for 2021 is widely forecast to remain robust, underpinned by the investment in infrastructure.

In the December quarter it was reported that Chinese steel mills were directed to suspend imports of Australian coal. This resulted in the metallurgical coal index price retreating from a high of $139.0/t at the beginning of October to $102/t at the end of December, despite continued demand recovery.

The nature and duration of import restrictions are unclear at this point and may have, in part, reflected that 2020 import quotas from Australia were largely fulfilled. Although this decision has had a negative effect on global pricing, over the longer term the impact may be offset by the positive effect of global steel producers restarting.

Exploration & Development

Additional core hole drilling and subsurface geotechnical exploration at Mon Valley (PSF), Pennsylvania USA, has been temporarily put on hold, reflecting the immediate focus on cost and capital management.

Glossary

A$	Australian dollar currency
ASX	Australian Securities Exchange
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CHPP	Coal Handling Preparation Plant
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free Onboard Board in the vessel at the port
FOR	Free Onboard Rail in the railcar at the mine
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia
Kt	Thousand tonnes, metric
Met Coal	Metallurgical quality coal
Mining costs per tonne sold	Costs of coal revenues / sales volumes
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
Net Debt	Defined as borrowings less cash
Realised price	Weighted average revenue per tonne sold
ROM	Run of Mine, coal mined
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate
TRIR	Total Reportable Incident Rate
US$	United States dollar currency

For further information, please contact:

Corporate
Matthew Sullivan
P +61 412 157 276
E msullivan@coronadoglobal.com.au

Investors
Aidan Meka
P +61 428 082 954
E ameka@coronadoglobal.com.au

APPENDIX Quarterly Production and Sales Performance by Mine Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. Cautionary Notice Regarding Forward-Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “targets” and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the ASX and SEC on 24 February 20, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. 7

Reconciliation of Non-GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes. We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: 8

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

	For the three months ended September 30, 2020		
(In US$'000, except for volume data, unaudited)	Australian Operations	US Operations	Consolidated
Total Revenues	**271,413**	**104,972**	**376,385**
Less: Other revenues	8,922	726	9,648
Total coal revenues	**262,491**	**104,246**	**366,737**
Less: Thermal coal revenues	29,428	845	30,273
Metallurgical coal revenues	**233,063**	**103,401**	**336,464**
Volume of Metallurgical coal sold (Mt)	2.7	1.2	3.9
Realised price per Mt of Metallurgical coal sold	**$86.9/t**	**$84.0/t**	**$86.0/t**

	For the three months ended December 31, 2020		
(In US$'000, except for volume data, unaudited)	Australian Operations	US Operations	Consolidated
Total Revenues	**231,401**	**140,811**	**372,212**
Less: Other revenues	10,147	19	10,166
Total coal revenues	**221,254**	**140,792**	**362,046**
Less: Thermal coal revenues	25,602	2,169	27,771
Metallurgical coal revenues	**195,652**	**138,623**	**334,275**
Volume of Metallurgical coal sold (Mt)	2.3	1.7	4.0
Realised price per Mt of Metallurgical coal sold	**$85.5/t**	**$81.3.0/t**	**$83.8.0/t**

	For the twelve months ended December 31, 2020		
(In US$'000, except for volume data, unaudited)	Australian Operations	US Operations	Consolidated
Total Revenues	**976,369**	**485,894**	**1,462,263**
Less: Other revenues	34,143	4,521	38,664
Total coal revenues	**942,226**	**481,373**	**1,423,599**
Less: Thermal coal revenues	105,681	5,151	110,832
Metallurgical coal revenues	**836,545**	**476,222**	**1,312,767**
Volume of Metallurgical coal sold (Mt)	8.9	5.6	14.5
Realised price per Mt of Metallurgical coal sold	**$94.4/t**	**$84.4/t**	**$90.5/t**

	For the twelve months ended December 31, 2019		
(In US$'000, except for volume data, unaudited)	Australian Operations	US Operations	Consolidated
Total Revenues	**1,465,957**	**749,791**	**2,215,748**
Less: Other revenues	35,669	5,740	41,409
Total coal revenues	**1,430,288**	**744,051**	**2,174,339**
Less: Thermal coal revenues	102,867	47,510	150,377
Metallurgical coal revenues	**1,327,421**	**696,541**	**2,023,962**
Volume of Metallurgical coal sold (Mt)	9.5	6.3	15.8
Realised price per Mt of Metallurgical coal sold	**$140.4/t**	**$111.3.0/t**	**$128.8/t**

9